EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Shire Employee Stock Purchase Plan of our report dated February 25, 2008, relating to the financial statements and the financial statement schedule of Shire plc and the effectiveness of Shire plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

London, United Kingdom
May 23, 2008